Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Amended and Restated Directors’ Restricted Shares Plan of Stoneridge Inc. of our reports dated March 1, 2024, with respect to the consolidated financial statements and schedule of Stoneridge Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Stoneridge Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
August 1, 2024